Exhibit 10.3

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

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Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

Metabasis Therapeutics, Inc.

11119 North Torrey Pines Road

La Jolla, CA 92037

USA

Attention: Chief Executive Officer

June 1, 2009

Re: Fourth Letter Agreement to Collaboration and License Agreement

Ladies and Gentlemen:

Reference is made to the Collaboration and License Agreement (“Collaboration Agreement”) dated August 7, 2008 by and between Hoffmann-La Roche Inc., Roche Palo Alto LLC and F.Hoffmann-La Roche Ltd (collectively, “Roche”), and Metabasis Therapeutics, Inc. (“Metabasis”), as further modified by the letter agreements dated August 7, 2008, November 26, 2008 and February 25, 2009 (respectively, the “1st Letter”, “2nd Letter” and “3rd Letter”). This Fourth Letter Agreement (“4th Letter”) shall be effective as of the date of the last signature below. Capitalized terms used but not otherwise defined in this 4th Letter shall have the meanings provided in the Collaboration Agreement.

Under the following terms and conditions and upon execution of this 4th Letter by all parties, the parties agree as follows:

1.	On or before June 1, 2009, Roche shall pay to Metabasis the Development Event Payment I of Section 5.3 of the Collaboration Agreement, specifically $2,000,000 (two million dollars) for the Initiation of Toxicology Studies of the first Collaboration Compound (the “Milestone Payment”).

2.	In consideration for Roche’s advance payment of this development event, Metabasis shall […***…]. Such Transfer shall be

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conducted in accordance with the technology transfer workplan (the “Workplan”) set forth in Appendix A attached hereto.

3.	In accordance with the Workplan, Metabasis shall assign two senior scientists (the “FTE”) to facilitate the Transfer. The Transfer shall take place in a location of Roche’s choosing at a time mutually agreeable to both parties, but will be completed within 30 days of receipt by Metabasis of the Milestone Payment. Within 30 days after completion of the Transfer and receipt of an invoice from Metabasis, Roche shall reimburse Metabasis for the services of the FTEs plus expenses incurred (e.g., travel, lodging and meals). Such payment shall not exceed a total of […***…] and shall not exceed […***…] per day for each FTE plus reasonable documented expenses.

4.	This 4th Letter may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

5.

The Collaboration Agreement, as expressly amended by the 1st Letter, 2nd Letter, 3rd Letter and this 4th Letter, including all exhibits, schedules and appendices attached thereto and herewith, are both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. Except as specifically provided by this 4th Letter, the Collaboration Agreement and the 1st Letter, 2nd Letter and 3rd Letter shall remain in full force and effect in accordance with their terms.

Please indicate your acceptance of these terms by signing in the space provided below.

Sincerely,

HOFFMANN-LA ROCHE INC.	ROCHE PALO ALTO LLC

/s/ Nader Fotouhi	/s/ Kevin A. Marks

Name: Nader Fotouhi, Ph.D. Title: Vice President, Discovery Chemistry Ctr. Mgr. Pharma Research Nutley Head of Discovery Technologies Date: 5/29/09	Name: Kevin A. Marks Title: Vice President Date: 6/1/09

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F.HOFFMANN-LA ROCHE LTD	F.HOFFMANN-LA ROCHE LTD

/s/ Robin Breckenridge	/s/ Stefan Arnold

Name: Robin Breckenridge Title: PP Site Head Date:	Name: Stefan Arnold Title: Head Corporate Law Pharma Date:

AGREED TO AND ACCEPTED BY: METABASIS THERAPEUTICS, INC.

/s/ Mark D. Erion

Name: Mark D. Erion, Ph.D. Title: President, CEO and CSO Date: May 28, 2009

APPENDIX A

[…***…]

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